     [*] = Certain confidential information contained in this Exhibit 4.1, marked by brackets with asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                                     Exhibit 4.1

                                SUPPLY AGREEMENT
                                ----------------

     This Supply Agreement is made and entered into by and between Diagnostic Chemicals Limited, a corporation with principal offices at 16 McCarville Street, Charlottetown PEI, Canada C 1E 2A6 ("DCL"), and International Medical Innovations Inc., 4211 Yonge Street, Suite 300, Toronto, Ontario, Canada M2P 2A9 ("IMI").

     DCL manufactures the product listed in Appendix A; and

     IMI desires to purchase quantities of said products for resale; and

     DCL is willing to supply IMI with said products as an exclusive supplier for the US and Canada under the terms and conditions of this agreement.

     All parties hereto agree to the following:

Definitions
-----------

     For the purposes of this Agreement, the following terms shall have the following meanings:

     1.1  Agreement shall mean this Supply Agreement.

     1.2 Product(s) shall mean those products listed in Appendix A including any refinements and replacements and improvements on such product(s) developed by IMI and transferred to DCL. Appendix A may be modified from time to time by mutual consent and subsequent written amendment to this Agreement.

     1.3 Calendar Year shall mean, with respect to the first calendar year, the period commencing on the Effective Date and ending on December 31 of the same year. The second and subsequent calendar years shall commence on January 1, and end on December 31 of each year thereafter.

     1.4 Certificate of Analysis shall mean the document prepared by DCL for each lot of Product(s) containing the results of tests performed on Product(s) demonstrating that such shipment conforms to the mutually agreed-to specification described in Appendix B. Said Certificate of Analysis shall be faxed and the original mailed to IMI at the time the product is released for shipment.

     1.5 Finished Goods Stocking Date shall mean the calendar date when a specific lot number of product will be released for shipment.

     1.6 Effective Date shall mean the date of last signing of this Agreement by either Party.

     1.7 Party or Parties shall mean "DCL" or "IMI", or both, as the context indicates.

2.  Product
    -------

     2.1 Pricing. The purchase and sale of Product(s) shall be based on the product(s) described in Appendix A and be in accordance with the pricing schedule as shown in Appendix C and shall remain fixed for one (1) year from Effective Date. Prices will be reviewed on an annual basis. Any changes in pricing must be based on changes in material, labor costs, or volumes. Changes in pricing must be made with at least 60 days prior written notification.

     2.2 Manufacturing of Products. Shipments. and Purchase Orders. Manufacturing of Product(s) by DCL shall be in response to written purchase orders submitted by IMI to DCL, Purchase orders shall be submitted at least 60 days prior to a requested Finished Goods Stocking Date. DCL agrees to accept all purchase orders for Product(s) placed by IMI and to drop ship products to IMI customers upon request from IMI and in accordance with IMI written instructions. Product(s) shall be shipped F.O.B. DCL's manufacturing location to the location specified by IMI. Shipping costs will be invoiced to IMI.

     2.3 Rejections. IMI shall notify DCL in writing of its rejection of any product within five (5) working days after receipt of a CERTIFICATE OF ANALYSIS from DCL. The sole basis for a rejection shall be the failure of the product to conform to the CERTIFICATE OF ANALYSIS, in accordance with Appendix B. Failure of IMI to reject a shipment of Product(s) in accordance with this Section 2.3 shall constitute acceptance of the Product. Unless the shipment is rejected by IMI, IMI agrees to pay DCL the purchase price within thirty (30) days of receipt of the invoice.

     2.4 Forecast. For the first calendar year or part thereof, IMI shall submit to DCL a rolling twelve (12) month forecast with a firm non-cancelable written purchase order for the first shipment. The balance of such forecasts shall represent reasonable estimates for planning purposes only and shall not obligate IMI to purchase such or any amounts, however DCL will only build products to a firm Purchase Order placed in accordance with Section 2.2 of this Agreement. In subsequent years, IMI will provide DCL with a non-cancelable one-year blanket Purchase Order against which periodic orders will be placed in accordance with Section 2.2 of this Agreement.

     2.5 Instructions. DCL agrees to provide storage and handling instructions on all shipping labels adhered to the Product(s).

     2.6 Modifications. IMI must approve in advance in writing, any change made by DCL affecting fit, form, or function in raw materials, formulations, manufacturing process or QC testing. For changes initiated by IMI, IMI will notify DCL in writing ninety (90) days in advance, and no change in fit, form, or function will apply to any purchase order placed by IMI prior to the effective date of such change. Added expenses due to changes by IMI or DCL will be passed on to IMI.

     2.7 Correcting Problems. DCL will cooperate with IMI in investigating and assisting IMI in correcting any problems IMI has with the Product(s). DCL will use reasonable efforts to implement any corrective actions deemed necessary by IMI.

     2.8 Material Safety Data Sheets. DCL shall supply a current Material Safety Data Sheet (MSDS) for the Product(s) sold under this agreement. DCL will revise the MSDS for the Product(s) any time there is a change to such Product(s).

     2.9 IMI agrees to provide at no cost to DCL, equipment needed for QC of the finished product. This equipment consists of, but is not limited to a Reader, associated Software, and a Laptop Computer. Upon termination of the agreement, DCL will promptly return the equipment to IMI.

     2.10 Before DCL undertakes to manufacture the product, IMI must provide DCL with data demonstrating that multiple lots of the product can be manufactured to meet the required specifications. The data must also demonstrate that the Quality Control Procedures are accurate and reproducible with multiple lots.

3.  Warranties
    ----------

     3.1  DCL Warrant. DCL warrants and represents that:

          (a) DCL is a corporation duly organized, validly existing and in good standing under the laws of Canada.

          (b) DCL has full right, power and authority to enter into this agreement, and that the execution and performance of this agreement shall not knowingly constitute a violation of any material covenant or restriction, or a breach of any obligation under any other agreement, contract, commitment, rule, or regulation to which DCL is a party or by which DCL is bound.

          (c) The Product(s) supplied by DCL to IMI shall conform to the specifications contained in Appendix B.

     3.2  IMI Warrant. IMI warrants and represents that:

          (a) IMI is a corporation duly organized, validly existing and in good standing under the laws of Canada.

          (b) IMI has full right, power, and authority to enter into this Agreement, and that the execution and performance of this Agreement shall not knowingly constitute a violation of any material covenant or restriction, or a breach of any obligation under any other agreement, contract, commitment, rule, or regulation to which IMI is a party or by which IMI is bound.

          (c) IMI has or will have all the necessary qualified personnel, equipment, materials, facilities, and support for customers and performance hereunder and to meet necessary regulatory requirements.

     3.3  Indemnification

          (a) IMI agrees to defend, indemnify and hold DCL, its affiliates, employees and agents (including successors and assigns) harmless from and against all costs, damages, expenses and liabilities arising out of or relating to any claims by third parties for costs, damages, expenses (including legal fees) and liabilities (collectively a "Claim") arising out of any errors in the data or information provided to DCL under this Agreement, the negligence or willful misconduct of IMI or any breach by IMI of any of the terms of this Agreement, provided however, that this indemnity shall not extend to any claim, demand, or legal action, (i) arising in any way from any negligent act or omission of DCL or
               (ii) arising in any way from violation by DCL of any third party patent, trademark, copyright or trade secret rights.

          (b) DCL agrees to defend, indemnify and hold IMI, its affiliates, employees and agents (including successors and assigns) harmless from and against all costs, damages, expenses and liabilities arising out of or relating to any claims by third parties for costs, damages, expenses (including legal fees) and liabilities (collectively a "Claim") arising out of DCL's negligence or willful misconduct, defects in the Products supplied to IMI or as a result of any breach by DCL of any of the terms of this Agreement, provided, however, that this indemnity shall not extend to any claim, demand, or legal action (i) arising in any way from any negligent act or omission of IMI or (ii) arising in any way from any violation by IMI of any third party patent, trademark, copyright or trade secrets.

          (c) The indemnifying party shall have sole control over the defense and settlement of any Claim and the indemnified party shall cooperate with the indemnifying party in any such defense or settlement.

     3.4 Disclaimer. Except as otherwise expressly provided herein, DCL disclaims all warranties, express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, or warranties against patent infringement.

4.  Confidential Information
    ------------------------

     4.1 Obligation to Protect. Each of the Parties shall take such steps as are reasonably required (including without limitation such steps as such Party takes to protect its own proprietary information) to protect confidential and/or propriety information ("Confidential Information") supplied or revealed to it by the other Party pursuant to this Agreement, and shall not, directly or indirectly, disclose to any third party or use such information except pursuant to this Agreement. Any Confidential Information and/or proprietary information shall be in writing and clearly designated Confidential, or if initially disclosed orally, confirmed in writing within thirty (30) days of disclosure. Not-with-standing the foregoing, the Confidentiality Agreement dated January 10, 2000 between DCL and IMI will govern.

5.  Term and Termination
    --------------------

     5.1 Term. Unless earlier terminated as provided herein, this Agreement shall continue for 5 years commencing on the Effective Date hereof, and shall be automatically renewable for additional one (1) year terms unless either Party provides written notification to the other Party of its intention not to renew at least six (6) months prior to the termination date.

     5.2 Termination Upon Consent. This Agreement may be terminated at any time, by IMI with 180 days prior written notice and by DCL with 12 months notice.

     5.3 Termination Upon Breach. Either Party may terminate this Agreement for breach of any of its material provisions upon sixty (60) days prior written notice to the other, if during such sixty-day notice period the default is not corrected to the reasonable satisfaction of the non-defaulting Party. In addition, either Party may terminate this Agreement by giving the other Party at least sixty (60) days written notice if such other Party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership, or assignment for the benefit of creditors, to the extent such act is permitted by law.

     5.4 Transfer of Materials Upon Termination. Except for breach by DCL, IMI agrees to purchase up to six months worth of raw materials, packaging materials shipping materials, labeling materials, and all in-process and finished goods from DCL upon termination of this Agreement as long as the materials conform to the specifications contained in Appendix B. Upon termination due to breach by DCL, IMI has the option to purchase the above materials from DCL.

     5.5 Dispute Resolution. The Parties covenant and agree in good faith to attempt for a period of sixty (60) days, to resolve any disputes which may arise in connection with this Agreement through negotiation and settlement prior to giving notice of termination or bringing any legal action against the other Party in connection with this Agreement. The provisions of this Section shall not apply if one Party refuses to negotiate the dispute in good faith, or if more prompt legal action is required to avoid material loss or damage. Failure to resolve a dispute by negotiated settlement shall not prejudice any subsequent legal action with respect thereto.

6.   Government Approvals
     --------------------

     IMI, at its own expense, will be responsible for obtaining all necessary governmental approvals for the Product(s) to IMI.

7.   Miscellaneous
     -------------

     7.1 Relationship of the Parties: The relationship of DCL to IMI under this Agreement is intended to be that of independent contractor. Nothing contained in this Agreement is intended or is to be construed so as to constitute DCL and IMI as partners or as employer/employee or principal/agent or the employees or the agents of any Parts' hereto as employees or agents of any other Party hereto. Neither Party hereto has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other Party hereto or to bind the other Party hereto to any contract, agreement or undertaking with any third party, other than the successors and permitted assigns of the respective Parties hereto.

     7.2 Assignment: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, that neither Party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other Party, except that either Party may make such transfer or assignment to a partner, subsidiary, or entity otherwise controlled by or under common control with such Party, or to an entity acquiring substantially all the assets of a Party to which this Agreement pertains. No transfer or assignment will relieve the transferor or assignor of any liability or obligation hereunder.

     7.3 Waiver of Performance: A failure of a Party hereto at any time to require performance by the other Party hereto of any provision hereof required to be performed by such other Party, will in no way affect the right of the first Party to require such performance at any time thereafter. The waiver of any breach of any provision hereof will in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     7.4 Severability: In the event any provision of this Agreement shall be invalid, void, illegal, or un-enforceable, the remaining provisions hereof nevertheless will continue in full force and effect without being impaired or invalidated in any way.

     7.5 Survival: The provisions of Sections 3 and 4 shall survive five (5) years from the date of termination of this Agreement.

     7.6 Notices: Any notice or other communication required or permitted to be made or to be given to either Party under this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it as its address set forth below, or to such other address as shall be designated by written notice given to the other Party.

     If to DCL:

                      Attn:
                      Mr.  David Templeton
                      Chief Executive Officer
                      Diagnostics Division
                      Diagnostic Chemicals Limited
                      160 Christian Street
                      Oxford, CT 06478

     If to IMI

                      Attn:
                      President

                      IMI International Medical Innovations, Inc.
                      4211 Yonge Street
                      Suite 300
                      Toronto, Ontario
                      Canada M2P 2A9

     7.7 Force Majeure: Either Party shall be excused from the performance of its obligations hereunder, or such performance may be delayed, by causes beyond its reasonable control, including without limitation, acts of God, war, riot, epidemic, fire, flood, insurrection, military authorities, or failure of transportation or communication.

     7.8 Entire Agreement; Modification: This Agreement and the Appendices attached hereto constitute the full and entire understanding and agreement of the Parties hereto with regard to the subjects hereof, and supersede all prior agreements or understandings, written or oral, between the Parties with respect to the subject hereof. This Agreement may not be amended except by a written instrument signed by all of the Parties hereto.

8.   Arbitration
     -----------

     Any and all disputes arising from this Agreement shall be amicably and promptly settled upon consultation between the parties hereto, but in case of failure of amicable settlement of any dispute, it shall be resolved by arbitration. If the arbitration is requested by DCL, the arbitration shall be held in Canada under the laws of Canada. If the arbitration is requested by IMI, the arbitration shall be held in Canada, under the laws of Canada. The award rendered shall be final and binding upon both parties hereto. The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in the Court with proper jurisdiction, as the case may be, to whose jurisdiction for such purposes each of the parties hereby irrevocably consents and submits. Each party shall bear its own legal and arbitration expenses; except, if the arbitrator(s) determine that a Party has acted in bad faith or committed willful misconduct, the arbitrator(s) may assess as part of their award the legal fees and arbitration expenses of the other party. Either party may require that the arbitrator(s) set forth in writing its (their) findings of fact and basis for their award. The arbitrator(s) will have the power to award an equitable remedy. Notwithstanding anything herein, a Party may seek equitable relief in any court of competent jurisdiction to maintain status quo pending resolution of a dispute in arbitration pursuant to this Agreement or if such Party reasonably believes recourse to such court is likely to provide more expeditious relief.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

DCL                                                  IMI

By: /s/ David Templeton                              By:  /s/ Brent Norton

Title:  C.E.O.                                       Title: C.E.O.

Date: May 21, 2001                                   Date:  19/6/01

                                   APPENDIX A

Cholesterol 1,2,3 test kit will be packed to contain 20 individual tests per kit. The materials going into each kit consists of

          [*******************]
          [**********************]
          [*******************]
          [**********************]
          [*****************************]
          [*********]
          [***********************]
          [************************]
          [*******************]
          [**********]
          [*******]
          [*******************]
          [***************]
          [******]

                                   APPENDIX B

                             Certificate of Analysis

                  Product:         [****************]
                  Cat. No.:        [*******]
                  Lot No.:
                                   -----------------------------------
                  Expiry Date:
                                   -----------------------------------

Manufactured for: International Medical Innovations
Date of Manufacture:
                    -----------------------------------

------------------------------------- ----------------------------------- ---------------------- --------------------
            [*********]                       [***************]              [*************]         [*********]
------------------------------------- ----------------------------------- ---------------------- --------------------
------------------------------------- ----------------------------------- ---------------------- --------------------
A.   [***********]                                 [******]
                                                                          ------------------     ------------------

                                                                          -                      -
------------------------------------- ----------------------------------- ---------------------- --------------------
------------------------------------- ----------------------------------- ---------------------- --------------------
B.   [********]                                   [*******]
                                                                          ------------------
     [*********]                                   [*****]
                                                                          -                      -



                                                                          -                      -
------------------------------------- ----------------------------------- ---------------------- --------------------
------------------------------------- ----------------------------------- ---------------------- --------------------
C.   [****************]               [*******************
                                                                          ------------------     ------------------
                                      ********************
                                      *******]                            -                      -
------------------------------------- ----------------------------------- ---------------------- --------------------
[**************************************************************************************]

Date                                                  [****************]
                                                      [*********************]
                                                      [*********************]

                                   APPENDIX C

[*************************************************]

Note:  Prices are subject to change due to [***********************************]